Exhibit 10.9

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(c) and Rule 24b-2

Research Agreement

This Research Agreement (the “Agreement”) is entered into as of September 3, 2018 (the “Effective Date”) between MannKind Corporation, a Delaware corporation (“MannKind”), having a principal place of business at 30930 Russell Ranch Road, Suite 301, Westlake Village, California 91362, and United Therapeutics Corporation, a Delaware corporation (“United Therapeutics”), having a principal place of business at 1040 Spring Street, Silver Spring, Maryland 20910 (each of MannKind and United Therapeutics, a “Party” and together, the “Parties”).

RECITALS

Whereas, MannKind possesses (i) certain proprietary technology focused on the pulmonary delivery of certain pharmaceuticals, and (ii) experience and expertise with Bluetooth and WiFi components of devices;

Whereas, United Therapeutics is engaged in the development and commercialization of pharmaceutical products;

Whereas, the Parties have entered into a License and Collaboration Agreement dated September 3, 2018 (the “LCA”) pursuant to which MannKind has granted to United Therapeutics certain exclusive rights and licenses to develop a specified pharmaceutical product in collaboration with MannKind and to commercialize that product; and

Whereas, MannKind and United Therapeutics desire to enter into this Agreement to provide the terms and conditions upon which (i) the Parties will evaluate the feasibility of formulating a Prototype Formulation (as defined below), which may have the potential for further development and commercialization under the framework established by the LCA, and (ii) MannKind will assist United Therapeutics and its collaborators in developing the hardware, software and firmware for a Bluetooth and WiFi component for United Therapeutics product.

AGREEMENT

Now Therefore, in consideration for the covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

1.

1.Certain Definitions.

Certain capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the LCA.

1.1“Accessory Apparatus” shall mean an interactive apparatus that contains one or more sensors for real-time profiling of the ([…***…]*, etc.) through a Device, such as the Bluhale® apparatus.

1.2“Compound” shall mean any active pharmaceutical ingredient that is a […***…]*.

1.3“Developed Technology” shall mean all data, results, information, materials, ideas, inventions, techniques and other technology, whether or not patentable, that are generated, developed or discovered by or on behalf of a Party in the course of performance of the Work Plans or in the assistance of the performance of such Work Plans.

1.4“Device” shall mean any device Controlled by MannKind through which a Formulation may be administered by inhalation, such as the Dreamboat® inhaler and Cricket® inhaler.

1.5“Formulation” shall mean a formulation of an active pharmaceutical ingredient suitable for pulmonary administration based upon or incorporating the drug delivery technology Controlled by MannKind involving diketopiperazine as a carrier.

1.6“Intellectual Property Rights” shall mean any and all rights in and to discoveries, concepts, ideas, technical information, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know‑how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets designated in writing at the time of disclosure, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.

1.7“Product” shall mean a product in a form suitable for human applications consisting of (a) a Formulation that contains Compound for use in an inhalation device or a Device, (b) a Device, but only to the extent that it is sold (or intended to be sold) for use with such a Formulation described in clause (a), (c) both a Device and such a Formulation described in clause (a) for use together, or (d) an Accessory Apparatus for use with the Product configuration described in (c), in each case, including all improvements incorporated therein.

1.8“Option Deadline” shall mean the date that is […***…] years after the Effective Date of this Agreement.

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2.

1.9“Prototype Formulation” shall mean a Formulation of a Compound prepared in accordance with a Work Plan to evaluate a dosage form comprising a cartridge containing a dry powder Formulation of a Compound, which cartridge would be inserted into, or contained within, a pulmonary delivery device (including a Device) for administration in vivo.

1.10“Work Plan” means any written work plan(s) mutually agreed by MannKind to United Therapeutics in writing as of the Effective Date or during the term of this Agreement, which set(s) forth the activities to be conducted under this Agreement, as may be amended in accordance with Section 2.4, including the work plans set forth as exhibits attached to a separate letter delivered by MannKind to United Therapeutics and agreed to in writing by United Therapeutics as of the Effective Date.

2.Study Obligations

2.1Feasibility Activities.

2.1.1Performance.  MannKind agrees to use commercially reasonable efforts to (i) undertake the responsibilities assigned to it in the Work Plans, (ii) perform its obligations under the Work Plans in good faith in a commercially reasonable and workmanlike manner; (iii) as appropriate, make available to United Therapeutics those resources set forth in the Work Plans; and (iv) carry out all work done in the course of the Work Plans in material compliance with all Applicable Laws.

2.1.2Records.  MannKind shall keep complete and accurate records of the results of the Work Plans under this Agreement. These records, including any electronic files where such information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Work Plans in sufficient detail and in good scientific manner appropriate for patent, compliance and regulatory purposes.  During the term of this Agreement, United Therapeutics shall have the right to review and copy such records maintained by MannKind at reasonable times and upon reasonable notice.

(a)Report.  Within 30 days of the completion of the Work Plans, MannKind shall submit to United Therapeutics a comprehensive written report of MannKind’s activities thereunder.

2.2Project Liaison.

2.2.1Formation; Composition.  The Parties shall designate one individual (“Project Liaison”) to serve as the primary point of contact between the Parties with regard to activities contemplated by this Agreement.  The United Therapeutics Project Liaison shall have the requisite skills in the discipline(s) necessary to provide such reasonable assistance to MannKind as may be required for MannKind to conduct the Work Plans.  The MannKind Project Liaison shall provide the United Therapeutics Project Liaison with regular updates as necessary.

2.2.2Meetings.  The Project Liaisons shall meet at such times and locations, either in person or through video or telephone communications, as are necessary to accomplish the Work Plans.  As necessary written minutes shall be kept of all material decisions made at such meetings.

3.

2.3Regular Communication.  Each Party shall be available for a reasonable number of telephone and written consultations regarding activities contemplated by this Agreement on a schedule to be determined by mutual arrangement between the Parties.

2.4Decision-Making. The Project Liaisons shall discuss in good faith any issues that arise with regard to activities conducted during the course of this Agreement.  Any changes to a Work Plan shall require the mutual written approval of the Parties’ Project Liaisons.  In the event of a dispute on any matter within the responsibilities of the Project Liaisons, then the matter shall be referred to the Parties’ Senior Executives as provided in Section 11.8.

3.Ownership Rights

3.1Ownership Rights.  This Agreement does not convey any ownership or other rights in any Prototype Formulation or MannKind Intellectual Property Rights embodied therein by implication, estoppel or otherwise except for the rights expressly granted in Article 4.  MannKind shall retain ownership and control of the Prototype Formulation and all of MannKind’s Intellectual Property Rights therein that were in existence as of the Effective Date or are later generated by MannKind whether inside or outside of scope of the performance by MannKind of its obligations under this Agreement.  Similarly, this Agreement does not convey any ownership or other rights in any Intellectual Property Rights of United Therapeutics by implication, estoppel or otherwise.  United Therapeutics shall retain ownership and control of United Therapeutics’ Intellectual Property Rights that were in existence as of the Effective Date or are later generated by United Therapeutics whether inside or outside of scope of the performance by United Therapeutics of its obligations under this Agreement.

3.2Results of Work Plans.  All Developed Technology and all associated Intellectual Property Rights, that are generated, developed or discovered by or on behalf of MannKind shall be deemed MannKind Intellectual Property Rights.  All Developed Technology and all associated Intellectual Property Rights, that are generated, developed or discovered by or on behalf of United Therapeutics shall be deemed United Therapeutics Intellectual Property Rights.

3.3Developed […***…]*.

3.3.1Notwithstanding the foregoing provisions of this Article 3, as between the parties, United Therapeutics owns all right, title, and interest in any and all Developed Technology that MannKind develops in the course of performing under this Agreement that constitutes or relates […***…] for United Therapeutics’ products, and all Intellectual Property Rights therein (collectively, […***…]), but excluding Developed IP of General Application.  MannKind hereby assigns, and shall continue to assign to United Therapeutics, all of its right, title and interest in any […***…] that is not Developed IP of General Application.

3.3.2 “Developed IP of General Application” means Developed Technology that MannKind develops in the course of performing under this Agreement that (i) consists of subject matter of general applicability; and (ii) is reasonably necessary or useful for MannKind’s use in its products, and all Intellectual Property Rights therein.

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4.

3.3.3MannKind hereby grants to United Therapeutics a non-exclusive, fully paid-up, irrevocable license, with the right to grant and authorize sublicenses, under all […***…] that is Developed IP of General Application, to make, have made, use, sell, have sold, offer for sale, import and distribute any and all products, components and services for any and all applications.

3.4Reservation of Rights.  Except for the rights expressly provided in this Agreement or any other written agreement of the Parties, no other rights are granted by either Party to the other Party.  Notwithstanding anything to the contrary, no rights or licenses are granted under this Agreement by either Party to the other for the use of any trade names, trademarks, and service marks.

4.Research Agreement Option

4.1Option.  Subject to the terms and conditions of this Agreement, including payment of the amount set forth in Article 5, MannKind hereby grants to United Therapeutics an exclusive option (the “Research Agreement Option”) to obtain from MannKind exclusive rights and licenses to develop Products in collaboration with MannKind and to commercialize Products, all on terms substantially the same as those provided in the LCA.

4.2Option Exercise.  In order to exercise the Research Agreement Option, United Therapeutics must deliver to MannKind a written exercise notice no later than 5:00 p.m. (Pacific Time) on the Option Deadline.  In its notice to MannKind, United Therapeutics shall specify the particular Compound for which it wishes to exercise the Research Agreement Option (the “Specified Compound”).  In the event that the Research Agreement Option is not timely exercised, this Agreement shall terminate and United Therapeutics shall have no further rights under this Article 4 with respect to the Compounds.

4.3Effect of Option Exercise.  As soon as practicable (and in any event within 30 days) of the timely exercise of the Research Agreement Option in accordance with Section 4.2, United Therapeutics and MannKind shall use best efforts to agree upon and execute a new royalty-bearing license and collaboration agreement (additional to and separate from the existing LCA) (“Second LCA”) on substantially the same terms and the existing LCA (including, for clarity the additional option to add additional Products as provided in Section 2.6 of the LCA), except that:

4.3.1As used in the Second LCA, the following terms shall have the following meanings and not the meanings provided in the LCA:

(a)“API” shall mean the Specified Compound (as defined above in Section 4.2 of this Agreement).

(b)“Field” shall mean the administration of Compounds to human beings for the prevention or treatment of Pulmonary Hypertension.

5.

(c)“Milestones” and “Milestone Payments” shall refer to  the following:

Milestone Event	Milestone Payment
(A) […***…]*	$15,000,000
(B) […***…]	$15,000,000
(C) […***…]	$15,000,000
(D) […***…]	$15,000,000

(d)“Optioned Agent” shall mean any Compound (as defined above in Section 1.1 of this Agreement), other than API.

(e)“Other Agent” shall be deleted.

4.3.2All provisions of the LCA that are specific to the Initial Device, Initial Development Plan and Initial Product (as defined in the LCA) shall be deleted or amended as appropriate to effect the intent of the Research Agreement Option with respect to Product based on the Specified Compound for which the Research Agreement Option is exercised.

4.3.3Corresponding changes from the LCA shall be made in the Second LCA, mutatis mutandis, as appropriate to effect the intent of the Research Agreement Option.

For clarity, no Option Exercise Fee shall be payable pursuant to this Agreement, the LCA or the Second LCA in order to exercise the Research Agreement Option or effect the Second LCA or the rights of United Therapeutics with respect to Product based on the Specified Compound for which the Research Agreement Option is exercised.  In addition, the Parties shall discuss and agree on a Development Plan for such Product, allocating operational and financial responsibilities to each Party as appropriate for the different indications and therapeutic areas being pursued by each Party for such Product.

4.4If the Parties are unable to agree on the terms of the Second LCA (a “Negotiation Dispute”) either Party may submit the matter for resolution by a transactional lawyer (the “Neutral Lawyer”) with at least fifteen years of experience and a background in biotechnology or agreements of the development, licensing and commercialization of pharmaceuticals.  The Neutral Lawyer shall be selected by mutual agreement of the Parties; provided, however, that if the Parties cannot agree on a Neutral Lawyer within five days of a party’s request for a Neutral Lawyer under this provision, the Neutral Lawyer shall be selected by the American Arbitration Association in Washington, D.C.  Each Party shall submit its position as to the Negotiation Dispute to the Neutral Lawyer, who shall resolve the dispute by agreeing to one of the submitted positions of the Parties without any changes to such position.  The Parties agree that the position agreed to by the Neutral Lawyer shall be reflected in the Second LCA. The costs of the Neutral Lawyer shall be shared equally by the Parties.  The decision of the Neutral Lawyer shall be final and binding on the Parties.  The Parties shall cooperate in all respects to resolve any Negotiation Dispute promptly.

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6.

5.Financial Obligations

As consideration for the activities to be performed by MannKind under the Work Plans and for other rights granted to United Therapeutics under this Agreement, United Therapeutics shall pay to MannKind a one-time, non-refundable fee of $10,000,000 within five business days of the Effective Date via wire transfer as instructed by MannKind.  Except as otherwise set forth herein, each Party shall bear its own costs and expenses in connection with performance of this Agreement and the Work Plans.

6.Representations And Warranties; Covenants

6.1General Representations and Warranties.  Each Party represents and warrants:

6.1.1Corporate Power and Authorization. It is duly organized and validly existing under the laws of the state of its incorporation, and has full corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder; and

6.1.2Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

6.1.3No Conflict.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and

6.1.4Resources.  It has adequate resources, both financial and otherwise, to perform its duties hereunder.

6.2Warranty.  MannKind represents and warrants to United Therapeutics that it has and shall at all times throughout the term of this Agreement maintain, whether by ownership, by license or otherwise, the Intellectual Property Rights that are required to use, manufacture, market, offer to sell, sell, import and export the Prototype Formulation.

6.3Disclaimer.  Except as expressly set forth in this Agreement, MannKind makes no representations nor extends any warranties of any kind, either express or implied, and expressly disclaims all implied warranties of merchantability and of fitness for a particular purpose or use, non-infringement, validity and enforceability of patents, or the prospects or likelihood of development or commercial success of the Prototype Formulation.  Except as expressly stated in this Agreement, all representations and warranties, whether arising by operation of law or otherwise, are expressly excluded.

7.Indemnification

Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates, and their respective directors, employees, consultants and agents (the “Indemnified Parties”) from and against any and all Losses from any Third Party Claims incurred by the Indemnified Parties arising from, or occurring as a result of any breach of any representation, warranty, covenant, or obligation of the Indemnifying Party under this Agreement or any intentional misconduct or negligence by the Indemnifying Party or any of its employees, agents, or subcontractors, except, in each case, to the extent such Losses result from the intentional misconduct or negligence of any of the Indemnified Parties.

7.

8.Insurance Protection

Each Party shall obtain and maintain during the term of this Agreement insurance to support its obligations under this Agreement, which may include self-insurance.

9.Term; Termination

9.1Term.  This Agreement shall begin on the Effective Date and, unless terminated sooner as provided in Section 9.2, shall terminate (a) at 5:00 p.m. (Pacific Time) on the Option Deadline if the Research Agreement Option is not exercised prior to that time in accordance with Section 4.2, or (b) if the Research Agreement Option is timely exercised in accordance with Section 4.2, upon execution by the Parties of the Second LCA as contemplated by Section 4.3.

9.2Termination Events

(a)Without Cause.  United Therapeutics shall have the right to terminate this Agreement without cause upon 30 days’ written notice to MannKind.

(b)Business Circumstances.  A Party shall have the right to terminate this Agreement in the event of the other Party’s liquidation, bankruptcy or state of insolvency.

9.3Effects of Termination.  Upon the expiration or earlier termination of this Agreement, each Party shall return to the other Party, upon the other Party’s request, all tangible items of the other Party in its possession or under its control evidencing the Confidential Information of the other Party unless the Research Option is timely exercised in accordance with Section 4.2, in which case the terms of the Second LCA shall apply to such information.  The expiration or earlier termination of this Agreement shall not affect any rights or claims of a Party hereunder that accrued prior to the date of such expiration or earlier termination.

9.4Survival.  Sections 3, 6.3, 7, 9.3, 9.4, 10 and 11 shall survive the expiration or termination of this Agreement.

10.Confidential Information

All confidential or proprietary information of a Party disclosed to the other Party or generated in the course of this Agreement, including the identity of Compound, shall be deemed to be Confidential Information as such term is used in the LCA and shall be subject to the secrecy and non-use terms for such information set forth in the LCA.

8.

11.Miscellaneous

11.1Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder (including, for clarity, with respect to the Research Agreement Option) without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate.  Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

11.2Relationship of the Parties.  It is expressly agreed that United Therapeutics and MannKind shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.3Amendment.  Unless otherwise provided herein, this Agreement may not be changed, waived, discharged, or terminated orally, but instead only by a written document that is signed by the duly authorized representatives of both Parties.

11.4Waiver. No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other or further exercise thereof or the exercise of any other right, power, or privilege.

11.5Severability.  Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement and this Agreement shall be interpreted and construed as if such provision had never been contained herein.

9.

11.6Notices.   Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To MannKind:

MannKind Corporation

30930 Russell Ranch Road, Suite 301

Westlake Village, California 91362

Telephone: (818) 661-5000

Facsimile:  (818) 661-5098

Attention:  General Counsel

with a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA  92121

Telephone: (858) 550-6000

Facsimile: (858) 550-6420

Attention:  L. Kay Chandler, Esq.

To United Therapeutics:

United Therapeutics Corporation

1040 Spring Street, Silver Spring, Maryland 20910

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati

1700 K Street, NW, Suite 500

Washington, DC 20006

Telephone: (202) 973-8830
Facsimile: (202) 973-8899
Attention: James G. Clessuras, Esq.

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail or nationally recognized courier.

11.7Dispute Resolution.  If a dispute arises under this Agreement, including a dispute between the Project Liaisons, then the Parties shall use reasonable efforts to attempt to resolve such dispute, including escalation of discussions to the appropriate level of management, as provided in Section 11.8, prior to exercising any remedies that may exist by commencing an action against the other Party.

11.8Escalation. Prior to taking action as provided in Section 11.9 below, and at the request of any Party if there is a dispute, the Parties shall first submit such dispute to their respective chief executive officers, or the representative designated by such individual (provided that such representative is a senior executive officer of such Party with authority to settle the applicable issue or dispute submitted for resolution under this Section 11.8) (“Senior Executives”) for good faith discussion and attempted resolution.  The Senior Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed 10 Business Days, unless the Senior Executives mutually agree in writing to extend such period of negotiation.  Such 10 Business Day period shall be deemed to commence on the date the dispute was submitted by a Party to the Senior Executives.  The Senior Executives shall, if mutually agreed by the Senior Executives, submit the dispute to voluntary mediation at such place and following such procedures as the Parties shall reasonably agree.  All negotiations and discussions pursuant to this Section 11.8 shall be confidential, and the Parties agree that all information concerning or disclosed as part of such negotiations and discussions are and such shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

10.

11.9Court Actions.  If the Senior Executives of the Parties are unable to resolve a given dispute within the time limits set forth in Section 11.8, either Party may file suit to resolve such matter (including bringing an action for injunctive relief (or any other provisional remedy) as described below.  Unless otherwise agreed, by the Parties, all actions and proceedings relating to this Agreement shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereby irrevocably submit to exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of inconvenient forum to the maintenance of any such action or proceeding and waive any right to request transfer venue outside any New York State or federal court sitting in the City of New York, County of Manhattan.

11.10Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

11.11Entire Agreement.  This Agreement includes all exhibits attached hereto and any specifications that are executed by authorized representatives of the Parties, and constitutes the entire Agreement by and between the Parties with respect to the formulation prototyping activities described in the Work Plans.

11.12Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

11.13Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR RIGHT GRANTED HEREUNDER; provided, however, that this Section 11.13 shall not be construed to limit either Party’s indemnification obligations with respect to Third Party Claims under Article 7.

11.14Separate Agreements.  For the avoidance of any doubt, this Agreement and the Second LCA (if executed) are entirely separate from, and its effectiveness is not conditioned in any way on the effectiveness of, the LCA.

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11.

In Witness Whereof, the Parties hereto have this day caused this Agreement to be executed by their duly authorized officers.

MANNKIND CORPORATION		UNITED THERAPEUTICS CORPORATION

By:	/s/ Michael Castagna	By:	/s/ Martine Rothblatt
Name:	Michael Castagna	Name:	Martine Rothblatt
Title:	Chief Executive Officer	Title:	Chief Executive Officer